10205 Westheimer Road
Houston, Texas 77042
www.dresser-rand.com

For Immediate Release

Dresser-Rand Reports Second Quarter 2010 Diluted EPS of $0.43
Total Bookings Increased Approximately 38%

Results Summary (dollars in millions, except per share data):
	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
Total revenues	$431.2	$606.1	$933.3	$1,115.0
Operating income	$62.9	$96.2	$127.3	$160.3
Income before income taxes	$54.0	$92.9	$93.9	$145.8
Net income	$35.0	$60.3	$57.3	$94.8
Basic and diluted EPS	$0.43	$0.74	$0.70	$1.16
Shares used to compute EPS (000)	82,214	81,822	82,228	81,702
Other information:
Total bookings	$557.2	$404.7	$1,122.5	$760.5
Total backlog	$1,844.9	$1,949.2	$1,844.9	$1,949.2

Houston, TX, July 28, 2010 – Dresser-Rand Group Inc. (“Dresser-Rand” or the “Company”) (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $35.0 million, or $0.43 per diluted share, for the second quarter 2010. This is a decrease of 42.0% compared with net income of $60.3 million, or $0.74 per diluted share, for the second quarter 2009.

Vince Volpe, President and Chief Executive Officer of Dresser-Rand, said, “We are pleased with the continuing recovery in the markets for our products and services as the overall level of bookings for the second quarter was nearly 38 percent higher than the corresponding period last year. Additionally, we are encouraged by the continuing strength of our operating margins especially given the low sales and production volumes in the period.  We believe this is further evidence of the strength of our flexible manufacturing model.

“We’re also pleased to report continued outstanding progress in our safety performance as we completed the first half of 2010 with our best-ever year-to-date Total Recordable Injury Rate of 0.45, which was 40% better than the corresponding period in 2009.”

Total revenues for the second quarter 2010 of $431.2 million decreased $174.9 million or 28.9% compared with $606.1 million for the second quarter 2009, principally due to the low level of new unit bookings in 2009 as a result of the economic downturn that commenced at the end of 2008 and continued into 2009.

Total revenues for the six months ended June 30, 2010, of $933.3 million decreased $181.7 million or 16.3% compared with $1,115.0 million for the corresponding period in 2009, principally due to the reasons mentioned above.  The foreign currency translation impact of changes in exchange rates partially offset the decrease in revenues by $26.1 million in the first half of 2010 compared with the corresponding period in 2009.

Operating income for the second quarter 2010 was $62.9 million. This compares to operating income of $96.2 million for the second quarter 2009.  Operating income decreased from the corresponding period last year principally due to significantly lower new unit sales and overall factory production volumes.

Operating income for the six months ended June 30, 2010, was $127.3 million. This compares to operating income of $160.3 million for the corresponding period in 2009.  Operating income decreased from the year ago period primarily due to the factors mentioned above.

Bookings for the second quarter 2010 of $557.2 million increased 37.7% compared with bookings for the second quarter 2009 of $404.7 million.  Bookings for the six months ended June 30, 2010, of $1,122.5 million increased 47.6% compared with bookings for the corresponding period in 2009 of $760.5 million.

The backlog at the end of June 2010 of $1,844.9 million compares with the backlog of $1,949.2 million at the end of June 2009 and $1,748.1 million at the end of March 2010.  The backlog at the end of June 2010 was the third consecutive quarter that the backlog was sequentially higher than the previous quarter-ending period.

New Units Segment

New unit revenues for the second quarter 2010 of $167.7 million decreased 51.9% compared with $348.3 million for the second quarter 2009, principally due to lower volume. The decrease in revenues compared with the corresponding period last year was principally due to the low level of new unit bookings in 2009 as a result of the economic downturn that commenced at the end of 2008 and continued into 2009.

New unit revenues for the six months ended June 30, 2010, of $452.9 million decreased 27.7% compared with $626.7 million for the corresponding period in 2009, principally due to lower volume. The decrease in revenues compared with the corresponding period last year was principally due to factors mentioned above.

New unit operating income was $28.7 million for the second quarter 2010 compared with $48.1 million for the second quarter 2009.  Operating income decreased primarily as a result of lower volume.  This segment’s operating margin was 17.1% compared with 13.8% for the second quarter 2009.  New unit operating margin increased as a result of a more favorable sales mix as well as material productivity improvements compared with the corresponding period in 2009. In addition, the low overall percentage of new units revenues to total revenues resulted in a shift of overhead allocations to the aftermarket parts and services segment.

New unit operating income was $69.1 million for the six months ended June 30, 2010, compared with $73.3 million for the corresponding period in 2009.  Operating income decreased as a result of lower volume . This segment’s operating margin for the six months ended June 30, 2010, was 15.3% compared with 11.7% for the corresponding period in 2009. The increase resulted from the factors mentioned above.

Bookings for the second quarter 2010 of $303.7 million increased 79.7% compared with bookings for the second quarter 2009 of $169.0 million, reflecting the continuing recovery in the new unit business.  Bookings for the six months ended June 30, 2010, of $605.0 million increased 117.3% compared with bookings for the corresponding period in 2009 of $278.4 million.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the second quarter 2010 of $263.5 million increased 2.2% compared with $257.8 million for the second quarter 2009. The increase was principally due to improved pricing and incremental revenues from recent acquisitions.

Aftermarket parts and services revenues for the six months ended June 30, 2010, of $480.4 million decreased 1.6% compared with $488.3 million for the corresponding period in 2009.  The decline in revenues was the result of lower volumes driven by lower bookings as a result of the economic downturn that adversely affected bookings in 2009, partially offset by price increases and incremental revenues from recent acquisitions.

Aftermarket operating income for the second quarter 2010 of $58.2 million compares with $67.6 million for the second quarter 2009. This segment’s operating margin of approximately 22.1% compares with 26.2% for the second quarter 2009. The decrease was due to a less favorable mix within the segment and lower percentage of new unit to total revenues which resulted in a significant shift of overhead allocations to the aftermarket parts and services segment.

Aftermarket operating income for the six months ended June 30, 2010, of $104.0 million compares with $126.5 million for the six months ended June 30, 2009. This segment’s operating margin of approximately 21.6% compares with 25.9% for the corresponding period in 2009. The decrease in operating margin from the corresponding period in 2009 was attributable to the factors mentioned above.

Bookings for the three months ended June 30, 2010, of $253.5 million were 7.6% higher than bookings for the corresponding period in 2009 of $235.7 million. Bookings for the six months ended June 30, 2010, of $517.5 million were 7.3% higher than bookings for the corresponding period in 2009 of $482.1  million.

Liquidity and Capital Resources

As of June 30, 2010, cash and cash equivalents totaled $206.7 million and borrowing availability under the $500.0 million revolving credit portion of the Company’s senior credit facility was $350.4 million, as $149.6 million was used for outstanding letters of credit.

In the first six months of 2010, cash provided by operating activities was $102.5 million, which compared with $68.4 million for the corresponding period in 2009. The increase of $34.1 million in net cash provided by operating activities was principally from lower pension contributions and changes in working capital. In the first six months of 2010, capital expenditures totaled $10.0 million. As of June 30, 2010, total debt was $370.0 million and total debt net of cash and cash equivalents was approximately $163.3 million.

During the six months ended June 30, 2010, the Company repurchased common stock for approximately $25.7 million in connection with a stock repurchase plan approved by the board of directors on February 12, 2010.

Board of Directors

On May 11, 2010, the Company’s stockholders approved the re-election of our eight directors at the Company's annual meeting.  The directors serving an additional one-year term are William A. Macaulay, Rita V. Foley, Louis A. Raspino, Philip R. Roth, Stephen A. Snider, Michael L. Underwood, Vincent R. Volpe Jr. and Joseph C. Winkler.

Additionally, shareholders ratified the appointment of  PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accountants.

Outlook

The Company continues to believe that its 2010 operating income will be in the range of $260 to $300 million.  Its third quarter 2010 operating income is expected to be in the range of 20% to 22% of the total year.

Conference Call

The Company will discuss its second quarter 2010 results at its conference call on Thursday, July 29, 2010. A webcast presentation will be accessible live at 9:00 a.m. Eastern Time. You may access the live presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 303-3199 in the U.S. and (408) 427-3882 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:30 p.m. Eastern Time on July 29, 2010, through 11:59 p.m. Eastern Time on August 5, 2010. You may access the webcast replay at www.dresser-rand.com. A replay of the conference can be accessed by dialing (800) 642-1687 in the U.S. and (706) 645-9291 from outside the U.S. The replay pass code is 89273927.

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About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries.  The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 39 service and support centers covering more than 140 countries.

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This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company’s plans, objectives, goals, strategies, future events, future bookings, revenue, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words “anticipates”, “believes”, “expects,” “intends”, and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringement on its intellectual property or infringement on others’ intellectual property; difficulty in implementing an information management system; and the Company’s brand name may be confused with others. These and other risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

Investor Contact: Blaise Derrico, Director Investor Relations (713) 973-5497

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(Unaudited; $ in millions, except per share amounts)

Net sales of products	$308.3	$494.5	$706.8	$905.4
Net sales of services	122.9	111.6	226.5	209.6
Total revenues	431.2	606.1	933.3	1,115.0
Cost of products sold	199.6	361.1	486.7	665.4
Cost of services sold	88.0	75.0	160.9	142.5
Total cost of sales	287.6	436.1	647.6	807.9
Gross profit	143.6	170.0	285.7	307.1
Selling and administrative expenses	74.1	68.9	145.5	136.5
Research and development expenses	6.6	4.9	12.9	9.0
Plan settlement	-	-	-	1.3
Income from operations	62.9	96.2	127.3	160.3
Interest expense, net	(8.3)	(8.4)	(16.5)	(15.3)
Other (expense) income, net	(0.6)	5.1	(16.9)	0.8
Income before income taxes	54.0	92.9	93.9	145.8
Provision for income taxes	19.0	32.6	36.6	51.0
Net income	$35.0	$60.3	$57.3	$94.8
Net income per share
Basic	$0.43	$0.74	$0.70	$1.16
Diluted	$0.43	$0.74	$0.70	$1.16
Weighted average shares outstanding - (in thousands)
Basic	81,802	81,647	81,834	81,614
Diluted	82,214	81,822	82,228	81,702

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
	(Unaudited; $ in millions)
Revenues
New units	$167.7	$348.3	$452.9	$626.7
Aftermarket parts and services	263.5	257.8	480.4	488.3
Total revenues	$431.2	$606.1	$933.3	$1,115.0
Gross profit
New units	$46.5	$71.0	$110.0	$118.5
Aftermarket parts and services	97.1	99.0	175.7	188.6
Total gross profit	$143.6	$170.0	$285.7	$307.1
Operating income
New units	$28.7	$48.1	$69.1	$73.3
Aftermarket parts and services	58.2	67.6	104.0	126.5
Unallocated	(24.0)	(19.5)	(45.8)	(39.5)
Total operating income	$62.9	$96.2	$127.3	$160.3
Bookings
New units	$303.7	$169.0	$605.0	$278.4
Aftermarket parts and services	253.5	235.7	517.5	482.1
Total bookings	$557.2	$404.7	$1,122.5	$760.5
Backlog - ending
New units	$1,475.6	$1,535.6	$1,475.6	$1,535.6
Aftermarket parts and services	369.3	413.6	369.3	413.6
Total backlog	$1,844.9	$1,949.2	$1,844.9	$1,949.2

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET

	June 30,	December 31,
	2010	2009
	(Unaudited; $ in millions, except Share amounts)
Assets
Current assets
Cash and cash equivalents	$206.7	$223.2
Accounts receivable, less allowance for losses of $14.3 at 2010 and $14.4 at 2009	266.9	289.8
Inventories, net	295.3	353.0
Prepaid expenses and other	31.4	24.9
Deferred income taxes, net	42.1	45.4
Total current assets	842.4	936.3
Property, plant and equipment, net	266.7	268.9
Goodwill	457.6	486.0
Intangible assets, net	429.7	430.9
Other assets	26.0	28.1
Total assets	$2,022.4	$2,150.2

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$338.5	$412.0
Customer advance payments	131.1	165.2
Accrued income taxes payable	18.9	8.1
Loans payable	-	0.1
Total current liabilities	488.5	585.4
Deferred income taxes, net	32.9	38.5
Postemployment and other employee benefit liabilities	103.8	109.9
Long-term debt	370.0	370.0
Other noncurrent liabilities	41.6	33.8
Total liabilities	1,036.8	1,137.6
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized; and 81,604,973 and 82,513,744 shares issued and outstanding, respectively	0.8	0.8
Additional paid-in capital	373.3	396.6
Retained earnings	695.4	638.1
Accumulated other comprehensive loss	(83.9)	(22.9)
Total stockholders' equity	985.6	1,012.6
Total liabilities and stockholders' equity	$2,022.4	$2,150.2

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Six months ended June 30,
	2010	2009
	(Unaudited; $ in millions)
Cash flows from operating activities
Net income	$57.3	$94.8
Adjustments to arrive at net cash provided by operating activities
Depreciation and amortization	25.8	25.6
Deferred income taxes	(1.3)	(0.3)
Stock-based compensation	5.8	4.9
Excess tax benefits from share-based compensation	(0.6)	-
Amortization of debt financing costs	1.6	1.6
Provision for losses on inventory	1.8	2.4
Plan settlement	-	(0.2)
Loss on sale of property, plant and equipment	0.6	0.1
Net (income) loss from equity investment	(0.1)	0.3
Working capital and other, net of acquisitions
Accounts receivable	18.1	40.5
Inventories	45.0	(63.2)
Accounts payable and accruals	(36.1)	(31.2)
Customer advances	(25.3)	18.6
Other	9.9	(25.5)
Net cash provided by operating activities	102.5	68.4
Cash flows from investing activities
Capital expenditures	(10.0)	(13.9)
Proceeds from sales of property, plant and equipment	0.2	1.0
Other investments	-	(5.0)
Acquisitions, net of cash	(68.8)	-
Net cash used in investing activities	(78.6)	(17.9)
Cash flows from financing activities
Proceeds from exercise of stock options	0.7	0.1
Excess tax benefits from share-based compensation	0.6	-
Purchase of treasury stock	(25.7)	-
Payments of long-term debt	(0.1)	(0.1)
Net cash (used in) provided by financing activities	(24.5)	-
Effect of exchange rate changes on cash and cash equivalents	(15.9)	3.6
Net (decrease) increase in cash and cash equivalents	(16.5)	54.1
Cash and cash equivalents, beginning of the period	223.2	147.1
Cash and cash equivalents, end of period	$206.7	$201.2